Exhibit 4.30
Certain information have been excluded from this exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. The excluded information is indicated by brackets containing asterisks ("[***]"). The registrant will furnish supplementally a copy of any excluded information or schedule to the Securities and Exchange Commission upon request.
July 5, 2024
Sheng Wu Yeung
Co-Founder, Chairperson & CEO
Prenetics Global Limited
Unit 703-706
K11 Atelier King’s Road 728 King’s Road
Quarry Bay, Hong Kong

Dear Mr. Yeung:

This letter will confirm our understanding that Prenetics Global Limited (the “Company” or “PRE”) has engaged Roth Capital Partners, LLC (“Roth”) in connection with the matters described below, subject to the terms and conditions set forth in this letter agreement (this “Agreement”).

Section 1.    Engagement as Capital Markets Advisor. For a period of twelve (12) months (the “Engagement Period”), Roth will provide PRE with capital markets advisory services (the “Capital Markets Advisory”). These services include, but are not limited to, providing advice to PRE relating to:

1.Developing a short- and long-term capital market strategy;
2.Analyzing PRE, its business, industry, competition, and anticipated capital requirements as they relate to the valuation of PRE;
3.Strategic development of institutional investor relationships;
4.Attendance at relevant sector Roth Conference and/or Roth Annual Conference participation;
5.Meeting with Roth Sales personnel, at Roth offices or remotely, as determined by Roth; and
6.Such other activities as may be mutually agreed to from time to time between PRE and Roth.

Additionally, rules to which we are subject prohibit our giving research coverage for compensation (unless disclosed). Accordingly, we in no way promise or represent to PRE that our research department will cover PRE.

        The Parties acknowledge and agree that in consideration of Roth’s agreement to provide the Services set forth in this Agreement, Roth shall be paid an Advisory Fee, as set forth in Exhibit I.

Section 2.    Termination. Either PRE, on the one hand, or Roth on the other hand, may terminate this Agreement upon thirty (30) days written notice to the other, provided, however, that the provisions of Section 2 through Section 9 (including Addendum attached hereto) shall survive termination of this Agreement.
Section 3.    Other Services. Provided this Agreement is not terminated by Roth, during the period of twelve (12) months following the termination of this agreement, if the Company decides to (i) use a placement agent other than Roth to pursue any private placement not contemplated hereby, or (ii) pursue any public offering of equity, equity-linked, debt securities or an at-the-market offering (each a “Financing”), then the Company shall offer Roth the right to act as placement agent or lead underwriter and book runner, as applicable, for such Financing, in each case under a separate agreement containing terms and conditions customary for Roth and mutually agreed upon by the Company and Roth.

Section 4.    Indemnification. PRE agrees to indemnify Roth and its affiliates as set forth in Addendum A attached hereto.

Section 5.    No Limitations. Nothing in this Agreement shall be construed to limit the ability of Roth or its affiliates to (a) trade in the company’s securities or publish research on the Company or any other company, subject to applicable law, or (b) pursue or engage in investment banking, financial advisory or other business relationships with entities that may be engaged in or contemplate engaging in, or acquiring or disposing of, businesses that are similar to or competitive with the business of the Company.

Section 6.    Miscellaneous. This Agreement shall be binding on and inure to the benefit of PRE, the Company, Roth, each Indemnified Person (as defined in Exhibit I attached hereto) and their respective successors and assignees. This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings, and agreements between the Parties. This Agreement may not be amended or modified except in writing and signed. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. If any term, provision, covenant or restriction contained in this Agreement, including Addendum A hereto, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Roth is an independent contractor, and any duties of Roth arising out of its engagement hereunder shall be owed solely to PRE and the Company or, where applicable, to the Board of Directors or a special committee thereof. Any advice provided to PRE or the Board of Directors (or a special committee thereof) is solely for the benefit of PRE and may not be used, reproduced, disseminated, quoted or referred to, without Roth’s prior written consent.

Section 7.    Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, NY, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

Section 8.    Allocation of Fees and Costs. The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning the attached copy of this letter to us.

Very truly yours,
ROTH CAPITAL PARTNERS, LLC

By:
Name: [***]
Title: Executive Chairman

Accepted as of the date first above written:
PRENETICS GLOBAL LIMITED

By:
Name:    Sheng Wu Yeung
Title:    Co-Founder, Chairperson & CEO

EXHIBIT I

Advisory Fee:
The Company shall pay Roth a “Capital Markets Advisory Fee”. The Capital Markets Advisor Fee shall be paid equivalent to [***] shares of PRE Common Stock (each common share, a “Common Share”) in accordance with the terms and conditions of Prenetics' 2022 Share Incentive Plan.

Twelve (12) months after the execution of this Agreement,
Prenetics shall issue fully vested restricted shares units, which would be fully vested and readily convertible into [***] Common Shares to Roth at no exercise cost, in accordance with the terms and conditions of Prenetics’ 2022 Share Incentive Plan.

In the event that Prenetics is unable to issue fully vested restricted share units to Roth Capital Partners, LLC as described above, Prenetics will issue [***] shares of common stock with registration rights as described below.

The shares of Common Shares issued or transferred to Roth in satisfaction of Roth’s Fee shall be free and clear of all liens, encumbrances and other restrictions including without limitation, any restrictions that may arise due to applicable securities laws; provided, however, that if the Company is unable at the time of such issuance or transfer to provide for the issuance or transfer of the Stock without any transfer restrictions that may arise due to applicable securities laws, then the Company shall enter into an agreement with Roth on the date of the consummation of the Agreement, in form and substance reasonably acceptable to Roth, to provide Roth with customary registration rights with respect to the Stock (the “Registration Rights”).

Such Registration Rights shall include an agreement that the Company shall as soon as practicable, but no later than fifteen (15) days after the issuance of Roth’s shares, file with the U.S. Securities and Exchange Commission a registration statement for the registration, under the Securities Act of 1933, as amended, of the resale of the Stock (the “Registration Statement”). The Company shall use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such Registration Statement, and a current prospectus relating thereto, until the earlier of (i) the date on which Roth ceases to hold any of such Stock or (ii) such Stock may be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act of 1933, as amended (or any successor rule)) of the Company.

ADDENDUM A

Indemnification Provisions
Prenetics Global Limited (collectively, “PRE”) agree to indemnify and hold harmless Roth and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (Roth and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by Roth of the services contemplated by or the engagement of Roth pursuant to this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by PRE. PRE will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Indemnified Party willful misconduct or gross negligence. PRE also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to PRE or its security holders or creditors related to or arising out of the engagement of Roth pursuant to, or the performance by Roth of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Roth’s willful misconduct or gross negligence.
Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against PRE pursuant hereto, promptly notify PRE in writing of the same. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual material harm to PRE, or materially prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies PRE of the commencement thereof, PRE may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by PRE, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there are legal defenses available to the Indemnification Party that are not available to PRE, or that there exists a conflict or potential conflict of interest (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and PRE that makes it impossible or inadvisable for counsel to PRE to conduct the defense of both parties (in which case PRE will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) PRE has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of PRE; provided, further, that in no event shall PRE be required to pay fees and expenses for more than one firm of attorneys (and local counsel) representing Indemnified Parties.
If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, PRE agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to PRE, on the one hand, and Roth on the other hand or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of PRE, on the one hand and Roth, on the other hand, as well as any other relevant equitable considerations. PRE agrees that for the purposes of this paragraph the relative benefits to PRE and Roth shall be deemed to be in the same proportion that the total value received or contemplated to be received by PRE bear to the fees paid or to be paid to Roth under this Agreement. Notwithstanding the foregoing, PRE expressly agrees that Roth shall not be required to contribute any amount in excess of the amount by which fees paid to Roth hereunder (excluding reimbursable expenses), exceeds the amount of any damages which Roth has otherwise been required to pay.
PRE agrees that without Roth’s prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (whether or not Roth or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.
In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against PRE in which such Indemnified Party is not named as a defendant, PRE agrees to promptly reimburse Roth on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.
If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, PRE agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.